Exhibit 10.1

THIS SUBLEASE AGREEMENT (the "Sublease") is made this 17th day of May, 2006 by and between WINSONIC DIGITAL MEDIA GROUP AND ROGERS TELECOM INC.

SUBLEASE AGREEMENT

B E T W E E N:

ROGERS TELECOM INC.
("Sublandlord")
OF THE FIRST PART;
- and -

WINSONIC DIGITAL MEDIA GROUP
("Subtenant")
OF THE SECOND PART;

WHEREAS by lease dated the 1st day of May, 1997 (the "Lease"), BANK BUILDING LIMITED PARTNERSHIP ("Landlord"), as Landlord, leased to MIDCOM COMMUNICATIONS, INC. ("Midcom"), as tenant, certain premises (the "Premises") located on the 16th floor of the lands municipally known as 55 Marietta Street, Atlanta, Georgia, 30303 (the "Building");

AND WHEREAS the Sublandlord is a successor in interest to Midcom;

AND WHEREAS the Sublandlord and the Landlord are the current parties to the Lease;

AND WHEREAS the Landlord has given its consent in writing to the Sublease Agreement in accordance with the terms and provisions of the Lease.

AND WHEREAS the Sublandlord and Subtenant desire to enter into this Sublease, pursuant to the terms and conditions herein, whereby Subtenant will lease from Sublandlord and Sublandlord will lease to Subtenant the Premises,

NOW THEREFORE, for and in consideration of Ten and No/100 ($10.00) Dollars and the mutual covenants and obligations set forth in this Sublease, Sublandlord and Subtenant do hereby agree as follows:

1. Subleased Premises.  Sublandlord does hereby lease and rent to Subtenant, and Subtenant hereby leases and rents from Sublandlord, the Premises consisting of 5,927 rentable square feet as shown outlined on the floor plan attached hereto as Exhibit "A" and incorporated herein by this reference (the "Subleased Premises"). Subtenant agrees to accept the Subleased Premises in an "as is" condition, and agrees that Sublandlord has no obligation to make any improvements whatsoever with regard to the Subleased Premises.

2. Term. The term of this Sublease (the "Sublease Term") shall begin on the 1st day of June, 2006 (the "Commencement Date") and shall expire at 11:59 PM on the 29th day of April, 2007, which date is the day immediately preceding the date the Lease expires pursuant to its terms, unless sooner terminated as provided in the Lease.

3. Rent. Subtenant shall pay to Sublandlord, without any deduction, abatement or set-off whatsoever, rent of Seventeen 00/l00 Dollars ($17.00) per rentable square foot of the Subleased Premises, which rent shall be One Hundred Thousand Seven Hundred and Fifty-Nine Dollars ($100,759.00) per annum (the "Base Rent"), and will not escalate throughout the term of the Lease. The Base Rent shall be paid by Subtenant in advance in monthly installments of Eight Thousand Three Hundred and Ninety-Six 58/100 Dollars ($8,396.58) each agree due payable on or before the first day of each month during the Sublease Term. In addition to the Base Rent, the Subtenant shall pay to the Sublandlord calculated in the manner and at the times and subject to the adjustments provided in the Lease, such share of the operating expenses, utilities, taxes and all other costs and expenses that relate to the Subleased Premises as required to be paid by the Sublandlord to the Landlord pursuant to the Lease ("Additional Rent").

4. Security Deposit/Advance Rent. Advance rent equal to $8,396.58 will be required upon execution of the Lease and will be applied to the first month’s Base Rent. A security deposit of $8,396.58 (the "Deposit") shall be paid on or before the Commencement Date and will be held over the term of this Sublease and returned without interest after fulfillment of Subtenant’s covenants and obligations under this Sublease. If at any time during the Term, any of the Base Rent or Additional Rent herein reserved shall be overdue and unpaid or in the event of a failure of the Subtenant to keep and perform any of the terms, covenants and conditions of this Sublease, then the Sublandlord may, at its option, appropriate and apply any portion of the Deposit to the payment of any such overdue Base Rent or Additional Rent or any other sum on account of loss or damage suffered by it. Should the entire Deposit or any part thereof be appropriated and applied by the Sublandlord for the payment of any sum due and payable to the Sublandlord by the Subtenant hereunder, then the Subtenant shall upon the written demand of the Sublandlord forthwith remit to the Sublandlord a sufficient amount in cash to restore the Deposit to the original sum deposited and the Subtenant's failure to do so within five (5) days after receipt of such demand shall constitute a breach of this Sublease.

5. Late Charges.  If payment of any Base Rent or Additional Rent shall not have been paid by the day after the date on which such amount was due and payable hereunder, a late charge of $0.10 per $1.00 due shall be added to the sum due and shall be deemed Additional Rent hereunder. If Subtenant shall issue a check to Sublandlord which is returned unpaid for any reason, Subtenant shall pay to Sublandlord an additional charge of $125.00 for Sublandlord's expenses in connection therewith. No acceptance of late charges by Sublandlord shall be deemed to extend or change the time for payment of Base Rent or Additional Rent.

6. Interest. If any sums of money or charges required to be paid by Subtenant under this Sublease, including but not limited to Base Rent and Additional Rent payable by Subtenant hereunder, are not paid at the time provided in the Sublease, they shall nevertheless, if not paid when due, bear interest from the due date thereof to the date of payment at fifteen (15%) percent per annum in addition to the late chargees set out in Section 5 of this Sublease.

7. Relationship to Lease. The Sublease and all of the subtenant’s rights hereunder are expressly subject to and subordinate to all of the terms of the Lease. Subtenant hereby acknowledges that it has received copies of the Lease and has read all of the terms and conditions thereof. Except for payment of the rental under the Lease, Subtenant hereby covenants to assume all obligations, duties and liabilities of Sublandlord, as Tenant under the Lease, with respect to the Subleased Premises and agrees to be bound by all of the terms of the Lease as fully to the same extent as if Subtenant were the Tenant under the Lease. Subtenant hereby acknowledges that Subtenant shall look solely to the Sublandlord for the performance of all of the Landlord's obligations under the Lease and that Landlord shall not be obligated to provide any services to Subtenant or otherwise perform any obligations in connection with this Sublease. Sublandlord agrees that Sublandlord shall, when necessary and when requested by Subtenant, endeavor to cause Landlord to perform its obligations under the Lease. Subtenant acknowledges that any termination of the Lease will result in termination of the Sublease.

8. Performance of Sublandlord. It is expressly agreed by the parties hereto that Sublandlord shall have no obligations under this Sublease other than to pay Base Rent and Additional Rent required to be paid under the Lease provided, however, that Sublandlord shall have no obligation to Subtenant to make such payments in the event Subtenant is in default hereunder. Without limiting the generality of the foregoing, Subtenant acknowledges that Sublandord shall not be required to furnish, supply or install any services or utilities of any kind whatsoever under any provisions of the Lease, and Sublandlord shall not be obligated to make any repairs or restorations of any kind whatsoever in the Subleased Premises. Subtenant shall not have any rights in respect of the Subleased Premises greater than Sublandlord's rights under the Lease, and, notwithstanding any provision to the contrary, as to obligations contained in this Sublease by the incorporation by reference of the provisions of the Lease, Sublandlord shall not be required to make any payment or perform any obligation, and, except as may be otherwise expressly set forth above, Sublandlord shall have no liability to Subtenant for any matter whatsoever. Sublandlord shall not be responsible for any failure or interruption, for any reason whatsoever, of the services or facilities (if any) that may be appurtenant to or supplied at the Building of which the Subleased Premises are a part by the Landlord under the Lease or otherwise, including, without limitation, heat, ventilation, air-conditioning, electricity, water, elevator service and cleaning service, if any; and no failure to furnish, or interruption of, any such services or facilities shall give rise to any (a) abatement, diminution or reduction of Subtenant's obligations under this Sublease, (b) constructive eviction, whether in whole or in part, or (c) liability on the part of Sublandlord.

9. Subtenant's General Covenants. The Subtenant covenants with the Sublandlord:

(a)	to pay rent in accordance with the terms of this Sublease;
(b)	to keep the Subleased Premises clean and in good and rentable condition;
(c)	to repair the Subleased Premises reasonable wear and tear and damage by fire, lightning and tempest only excepted;
(d)	to observe and perform all covenants and obligations of the Subtenant under this Sublease;
(e)	not to do or omit to do any act or thing upon the Subleased Premises which would cause a breach of any of the Sublandlord's obligations under the Lease; and
(f)
to perform or cause to be performed with respect to the Subleased Premises all of the covenants of the Sublandlord as Tenant under the Lease, including the performance of tenants' repairs therein but except as to rent and other monetary obligations of the Sublandlord as Tenant under the Lease.

10. Environmental. The Subtenant shall be solely responsible for any contaminant, pollutant or toxic substance at any time affecting the premises resulting from any act or omission of the Subtenant or any other person on the premises or any activity or substance on the Subleased Premises during the term, and any period prior to the term during which the Subleased Premises were used or occupied by or under control of the Subtenant, and shall be solely responsible for the clean-up and removal of any of the same and any damages caused by the occurrence, clean up or removal thereof same, and the Subtenant shall indemnify the Sublandlord in respect to same.

11. No Privity of Estate. Nothing contained in this Sublease shall be construed to create privity of estate or of contract between Subtenant and the Landlord under the Lease.

12. Use. Subtenant’s use of the Subleased Premises shall be strictly in accordance with the use provisions of the Lease.

13. Default. Any act of omission by Subtenant that would constitute a default under the Lease shall be deemed a default by Sublandlord under this Sublease provided notice of any default by Subtenant under Lease is first provided by Landlord to Sublandlord. In addition, any failure by Tenant or Subtenant to perform any other obligations required under this Sublease, shall be deemed a default hereunder. Upon the occurrence of any such default hereunder, Sublandlord shall have all the rights and remedies against Subtenant as are provided by the Lease to Landlord against Sublandlord.

14. Insurance and Indemnities. Subtenant hereby agrees to indemnify and hold Sublandlord and Landlord harmless, with regard to its leasing and use of the Subleased Premises, to the same extent that Sublandlord, as Tenant, is required to indemnify and hold Landlord harmless with respect to the Premises. Likewise, Subtenant hereby agrees to obtain and provide evidence satisfactory to Sublandlord, on or before the date of this Sublease, that Subtenant is carrying insurance in the same amounts and of the same types required to be carried by Sublandlord under the Lease with regard to the Premises.

15. Subleasing and Assignment. Subtenant shall have no further right to Sublease or assign its rights under this Sublease or its rights with regard to the Subleased Premises.

16. Condition of Subleased Premises. Upon the expiration of this Sublease, Subtenant shall return the Subleased Premises to Sublandlord in the condition required by the Lease, normal wear and tear damage by casualty or condemnation excepted.

17. Right to Renew. There is no option or right to renew or extend the term of this Sublease.

18. Waiver of Jury Trial and Right to Counterclaim. Sublandlord and Subtenant hereby waive all right to trial by jury in any summary or other action, proceeding or counterclaim arising out of or in any way connected with this Sublease, the relationship of Sublandlord and Subtenant, the Subleased Premises and the use and occupancy thereof, and any claim of injury or damages. Subtenant also hereby waives all right to assert or interpose any nonmandatory counterclaim(s) in any summary proceeding or other action or proceeding to recover or obtain possession of the Subleased Premises.

19. Notices. Notices by Landlord, Sublandlord and Subtenant shall be given to each other at the following addresses in the same manner provided by the Lease:

Sublandlord:	Rogers Telecom Inc. One Mount Pleasant Road 2nd Floor Toronto, Ontario M4Y 2Y5 Attention: Manager, Real Estate

Subtenant:	Winsonic Digital Media Group 101 Marietta Street, Suite 2600 Atlanta, Georgia 30303 Attention: Winston D. Johnson

Landlord:	Bank Building Limited Partnership c/o Ultima Holdings Ltd. 2255 Cumberland Parkway, Building 700 Atlanta, GA 30339

20.  Successors and Assigns. Except as otherwise provided herein, all of the rights and obligations of a party hereto enure to the benefit of and are binding upon the successors and assigns of that party.

21. Miscellaneous. This Sublease shall be governed by the laws of the State of Georgia. Time shall be of the essence with regard to the obligations under this Sublease. This Sublease supersedes all prior discussions and agreements between the parties and incorporates their entire agreement. Any term used in this Sublease which begins with the same initial capital letters and is not defined herein shall have the same meaning attributable to that term in the Lease. If any term of this Sublease is inconsistent with any term of the Lease, the terms of this Sublease shall prevail.

IN WITNESS WHEREOF, the parties have hereunto set their hands and seals, this day and year first above written.
SUBLANDLORD:

ROGERS TELECOM INC.

By:/s/ Guy Knowles - VP Real Estate

By:/s/ Joe Catalano - VP Operations

Date: May 30, 2006

SUBTENANT:

Signed, sealed and delivered	WINSONIC DIGITAL MEDIA GROUP, LTD
in the presence of:

Felicia Ruffin	By: /s/ Winston D. Johnson
Witness	Title: Chariman/CEO

/s/ Felicia Ruffin	Date: May 17, 2006
Notary Public
Commission data:
[NOTARIAL SEAL]	[CORPORATE SEAL]